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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

    This agreement made and entered into as of this 9th day of March l999, by and between:

               ZipLink, Inc., a Delaware corporation with offices at 900 Chelmsford Street, Tower One, Fifth Floor, Lowell
               Massachusetts 01851 (the "Company"); and
               Christopher W. Jenkins, residing at 72 Boxboro Road, Stowe, Massachusetts 01775 (the "Employee").

                                   WITNESSETH:

     WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to accept such employment; and

     WHEREAS, the Company and the Employee wish to set forth the terms and conditions of such employment.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration receipt of which is acknowledged and the mutual promises herein made, the parties hereto hereby agree as follows:

1.   EMPLOYMENT

     (A) EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts and agrees to said employment, in accordance with the terms of this Agreement.

     (B) PRIOR AGREEMENTS. Effective upon an initial public offering (an "IPO") of the Company's common stock, this Agreement will supersede all previous agreements between the Company and Employee concerning terms and conditions of the employment of Employee by the Company (including those agreements originally entered into by and between ZipLink, LLC (formerly known as ZipCall, LLC), a Connecticut limited liability company), and all such previous agreements are hereby canceled by mutual consent. No such cancellation shall effect any stock option agreements or grants which options and agreements shall remain in full force and effect.

2.   POSITION AND DUTIES

     (A) POSITION. During his employment hereunder, Employee shall have such title and executive and managerial level duties as the Company may from time to time designate. Employee shall initially serve as the President of the Company, and, in such capacity, Employee shall as, when, and to the extent delegated to him by the Board of Directors of the Company, have responsibility for the operations of the Company.

     (B) DUTY TO PERFORM SERVICES. Employee shall devote himself on a "full-time" and exclusive basis to the business and affairs of the Company. He shall use his best efforts in the rendition of his services to and on behalf of the Company hereunder. Employee


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will comply with all policies, standards, and regulations established by the
Company from time to time.

3.   EMPLOYMENT TERM

     The term of Employee's employment under this Agreement shall begin on the date first above written and shall continue until December 31, 2001 unless Employee's employment is terminated earlier as provided in Section 9 of this Agreement (the "Employment Term").

4.   TRANSITIONAL EMPLOYMENT

     In the event that the Company sells all or a portion of its assets or stock in a transaction in which the purchaser requires that the Employee become an employee of the purchaser, Employee will accept such employment for a period of up to six months so long as the terms and conditions of such employment are reasonable in terms of location, job description, and compensation.

5.   COMPENSATION

     (A) BASE COMPENSATION. As "Base Compensation" for services rendered by Employee to the Company while employed hereunder, the Company will pay Employee $150,000 per annum. Base Compensation shall be paid by regular periodic payments as shall be in accordance with the Company's salary payment procedures as from time to time in effect. Base Salary shall be subject to withholding and deductions for all applicable taxes. Accrual and payment of Base Salary shall not be commenced until completion of the IPO.

     (B) BONUSES. In addition to Base Compensation, the Company may from time to time award bonuses to Employee as additional compensation for services rendered. The awarding, amount and terms of payment of any such bonuses shall remain within the sole and exclusive discretion of the Company.

     (C) WITHHOLDING. If and to the extent required by the Internal Revenue Code, Base Salary and bonuses shall be subject to withholding and deductions for all applicable taxes.

     (D) BENEFITS. Employee shall be entitled to participate in and under any and all incentive compensation, retirement, pension, profit sharing, insurance, disability, medical expense, hospitalization or other plans now existing or hereafter adopted through which the Company may provide benefits to or for its employees generally. The foregoing shall not be deemed to guarantee awards to Employee in any of the aforesaid plans where the granting of awards is discretionary, but rather shall be deemed to provide only that Employee shall be eligible for consideration as a recipient of such awards.


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     (E) MINIMUM BENEFITS. To the extent not provided through benefit programs described in Subsection (c) above, the Company shall provide to Employee at the Company's expense:

          (1) Health insurance covering Employee and his immediate family; and

          (2) Life insurance with a death benefit of at least to two times Base Compensation covering Employee and payable to Employee's designated beneficiary.

6.   VACATIONS; SICK OR PERSONAL DAYS; HOLIDAYS.

     (A) VACATION. Employee shall be entitled to 4 weeks of vacation during each calendar year of the Employment Term (prorated for any partial calendar years).

     (B) SICK OR PERSONAL DAYS. Employee shall be entitled to a reasonable number of sick or personal days, without loss of pay, on an "as needed" basis.

     (C) HOLIDAYS. Employee shall be entitled to such holidays as are established by the Company for all Employees.

7.   DISABILITY

     (A) SALARY CONTINUATION. If Employee becomes disabled at any time during the Employment Term, he shall continue thereafter to receive his full Base Salary in accordance with the benefit policies of the Company at such time. Any disability benefits paid to Employee under insurance paid for by the Company (either as owner or on Employee's behalf) shall be deemed to have come from the Company in satisfaction of its obligations under this Subsection. Benefits payable to Employee under individual disability policies owned and paid for by Employee shall in no way limit or be deemed to be in lieu of the disability compensation or insurance coverage hereinabove described.

     (B) DEFINITION OF DISABILITY. For all purposes of this Agreement, the term "disability" shall mean temporary or permanent incapacity, physical or mental, which results in Employee's being unable to perform the requirements of his position hereunder on a full-time basis. Disability shall be established by medical proof satisfactory to a physician appointed by the Company, and his decision as to the competence of such medical proof shall be binding upon Employee, the Company and all other interested parties. In any event, if Employee has qualified to receive disability benefits for total and permanent disability under the Social Security Act, he shall be deemed to be disabled for all purposes of this Agreement. All disabilities commencing during any 180 day consecutive period shall be considered a single disability hereunder.

8.   EXPENSES

     The Company shall pay directly, or shall reimburse Employee for, the following expenses:


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          (1) The cost of maintenance, operation, and insurance for one automobile used by Employee in the performance of his duties under this Agreement (subject to such limits as may be established from time to time by the Company, provided, that such limits shall not be less than $500.00 per month); and

          (2) Any and all other necessary and ordinary expenses incurred by Employee in the performance of Employee's duties hereunder, provided that Employee has received the Company's prior written authorization for the incurrence of such other expenses.

Any reimbursement shall be made in accordance with the expense documentation and payment policies adopted from time to time by the Company for executive level employees.

9.   TERMINATION

     (A) TERMINATION BY COMPANY. The Company may terminate the employment of Employee hereunder, effective immediately upon written notice of termination to Employee specifying the cause for such termination upon the occurrence of:

          (1) A dereliction or breach by Employee of any of his duties, covenants, agreements, or obligations contained herein, which dereliction or breach continues unremedied for 14 days following notice to Employee of such breach,

          (2) Employee's engaging in any action: (i) involving dishonest, fraudulent, or criminal conduct, (ii) in violation of Company policies, standards, and/or regulations, or (iii) which could allow any other employee of the Company to institute any action against the Company based on a claim or claims of discrimination, harassment, or violation of civil or human rights;

          (3) The affirmative disregard by Employee of specific and material (i.e., not involving merely day-to-day operations of the Company) management directives which had been the subject of discussion and review by the Board of Directors of the Company;

          (4) Employee's engaging in any conduct or action, whether or not also described in another Paragraph of this Subsection, which has caused or which, if not checked, could have potentially caused financial harm to the Company except for actions or conduct which employee believed in good faith were in the best interests of the Company ;

          (5) The failure by the Employee to comply with any rehabilitation program after the Company determines that his capacity to perform his duties hereunder has been impaired as a result of drug or alcohol abuse; or

          (6) The determination by the Company, in its sole discretion, that the Employee has engaged in any other conduct which is detrimental to the best interests of the Company or that the Employee's performance is not otherwise


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     satisfactory to the Company or that the Company is no longer in need of the
     Employee's services.

     (B) TERMINATION BY REASON OF DEATH OR DISABILITY. Employee's employment hereunder shall terminate immediately upon the death of Employee or upon the passage of 180 days of disability with respect to Employee during any period of 360 consecutive days.

     (C) EFFECT OF TERMINATION. Upon the termination of Employee's employment hereunder, the Employee shall be entitled to receive any accrued and unpaid Base Salary with respect to the period up to the effective date of such termination. Upon a termination of the employment of the Employee by the Company pursuant to
Section 9(a)(6), and which is not described in any of the other Paragraphs of
Section 9(a), Employer's obligation to pay Base Compensation to Employee shall continue during the one year period following termination of Employment; provided, however, that Employer's obligation to so pay Base Compensation to Employee shall immediately cease in the event that Employee breaches any of his duties, covenants, agreements, or obligations contained in Section 10 but such termination of payment of Base Salary shall not release Employee of his obligations under Section 10 (b), (c), (d) or (e).

10.  RESTRICTIONS ON CERTAIN BUSINESS ACTIVITIES

     (A) EXCLUSIVITY. Employee shall not, at any time while employed by the Company (other than as an employee of the Company and within the scope of his duties to the Company and in furtherance of the business and affairs of the Company), directly or indirectly, for his own account or for the account of others, as an owner, officer, director, shareholder, partner, employee, agent, advisor, consultant, manager, licensor, or in any other capacity, engage in or be concerned with any commercial duties or pursuits whatsoever; provided however, that: (i) Employee shall not be prevented from investing in stocks, bonds, securities, real estate, commodities, or other forms of investment for his own account so long as such investment will not require the rendition of services on his part and (ii) Employee may serve on the Board of Directors and/or as an officer of and/or provide services on a voluntary basis to any not-for-profit organization which is not competitive with the Company and provided such service does not materially interfere with his duties to the Company.

     (B) NON-COMPETITION. Employee shall not, at any time while employed by the Company (other than as an employee of the Company and within the scope of his duties to the Company and in furtherance of the business and affairs of the Company), and for a period of one year following the date upon which Employee ceases to be employed by the Company for any reason (the "Termination Date"), directly or indirectly, for his own account or for the account of others, as an owner, officer, director, shareholder, partner, member, employee, agent, advisor, consultant, manager, licensor, or in any other capacity, engage, or be associated with, in any Restricted Field within the Restricted Area. For purposes of this Agreement:


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          (1) Restricted Field shall mean the production, processing, sale, distribution, or providing of any Restricted Service.

          (2) Restricted Service shall mean any services or goods produced, sold, processed, distributed, or provided by the Company during the one year period ending on the Termination Date and which accounted for more than 10% of the Company's revenues for such year or specifically identified and planned by the Company during the one year period ending on the Termination Date and which was expected to account for more than 10% of the Company's revenues for such one year period (or, if there has not been a Termination Date, during the one year period immediately preceding the date with respect to which Employee's compliance with this Section is then being determined). As of the date hereof, the Restricted Services shall mean the provision of Internet access services, connectivity and other related services including, without limitation, wholesale Internet access services for Internet appliances to and other Internet service providers; and

          (3) Restricted Area shall mean all geographic areas where the Company has a point of presence, the United States of America and any other territory in which the Company is hereafter doing business.

Employee shall not be deemed to have breached his covenant hereunder by accepting employment after the Termination Date with an entity engaged in a Restricted Field in a Restricted Area if: (i) Employee is employed only by a division, subsidiary, or affiliate of such entity, which division, subsidiary, or affiliate is not itself, directly or indirectly, engaged in any Restricted Field in any Restricted Area, (ii) Employee does not provide any services, either directly or indirectly, to any division, subsidiary, or affiliate of such entity which is, directly or indirectly, engaged in any Restricted Field in any Restricted Area, and (iii) such entity acknowledges in writing that it is aware of this Agreement and that it will not cause or permit Employee to breach any of the terms of this Agreement. Furthermore, Employee shall not be deemed to have breached his covenant hereunder solely by reason of owning an equity interest of less than 5% of a publicly held corporation, partnership, or other entity.

     (C) NON-SOLICITATION OF CUSTOMERS. Employee shall not, at any time while employed by the Company (other than as an employee of the Company and within the scope of his duties to the Company and in furtherance of the business and affairs of the Company), and for a period of one year following the Termination Date, directly or indirectly, for his own account or for the account of others, as an owner, officer, director, shareholder, partner, employee, agent, advisor, consultant, manager, licensor, or in any other capacity, attempt to or actually solicit or otherwise transact business in any manner with any Restricted Party with a view towards providing or selling Restricted Services to or for the benefit of any such Restricted Party. For the foregoing purposes, "Restricted Party" shall mean any person or entity to or for the benefit of whom the Company shall have provided or sold Restricted Services, or shall have made a presentation or other specific contact with a view towards any such provision or sale, in either case at any time within one year prior to the Termination Date.


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     (D) NON-SOLICITATION OF EMPLOYEES. Employee shall not, at any time while employed by the Company, and for a period of one year following the Termination
Date: (i) hire or solicit, or cause or authorize, directly or indirectly, to be hired or solicited for employment, as an employee, independent contractor, consultant, or in any other capacity, any person who is, or was within one year prior to or after the Termination Date, an employee, independent contractor, or consultant of the Company or (ii) interfere in any way with the employment or other relationship between the Company and any employee, independent contractor, consultant, or other person.

     (E) CONFIDENTIALITY AND NON-DISCLOSURE.

          (1) CONFIDENTIALITY. Employee shall not, at any time while employed by the Company (other than as an employee of the Company and within the scope of his duties to the Company and in furtherance of the business and affairs of the Company) and at all times subsequent to the Termination Date (under any and all circumstances, without exception), disclose to any person or entity other than the Company, or use for his own or any other purpose: (i) any Confidential Information possessed by or pertaining to the Company or
     (ii) any similar information belonging to a party other than the Company, but to which Employee has had access by reason of his relationship with the Company (including, without limitation, any information which is delivered to the Company by persons or entities for whom the Company is providing services or providing products).

          (2) RECORDS. Employee shall not remove from the premises of the Company any document, materials, or record (including, without limitation, computerized records) containing any Confidential Information. Upon termination of employment, Employee shall promptly deliver to the Company all documents, materials, and records (including, without limitation, computerized records) containing any Confidential Information which are in Employee's possession, custody, or control.

          (3) CONFIDENTIAL INFORMATION. For purposes of this Agreement, Confidential Information shall mean trade secrets, confidential commercial information, and any other information, knowledge, or data not generally known to the public, possessed by or pertaining to the Company, including, without limitation: (i) information about the Company's employees, (ii) financial information concerning the Company, (iii) information about the Company's products, including product designs or formulations, (iv) information concerning the services provided by the Company, (v) information concerning the Company's sources of supply, (vi) marketing information, including advertising or promotional programs, sales strategies or prospects, pricing or pricing strategies, and (vii) information concerning the customers of the Company, including customer lists, mailing lists, and customer requirements. Confidential Information shall not include any information which becomes generally known to the public other than as a result of any act or omission of Employee.


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     (F) DISPARAGING STATEMENTS BY EMPLOYEE. Employee acknowledges that the
Company is in an intensely competitive business and that disparaging or otherwise derogatory comments, writings or other communications made by an employee or former employee would place the Company at a disadvantage, would do damage, financial and otherwise, to the Company's business and would do the Company irreparable harm. Therefore, Employee agrees that from and after the date of this Agreement, except as may be required by law or the rules and regulations of any governmental authority, Employee will not make, or cause to be made, any statement, observation, opinion, or communication (whether oral or written) that disparages the Company or any of its past or present officers, directors, shareholders, or employees, whether concerning his separation from employment, the Company's business, prospects, or finances, or otherwise. Nothing in the foregoing shall limit the Employee's statements in any pleading, deposition or hearing in any arbitration proceeding.

     (G) ENFORCEMENT. Employee's undertakings and agreements contained in this
Section 10 are of a unique and valuable nature and would, if breached, result in irreparable damage to the Company that would not be readily susceptible to monetary valuation; and, accordingly, in the event of the actual or potential breach of any such undertakings or agreements, the Company shall be fully entitled to seek and obtain injunctive or other equitable relief in furtherance of the enforcement thereof, in addition to damages and any other available legal remedy.

     (H) INDEMNITY. Employee hereby indemnifies the Company and agrees to hold the Company harmless from and against any and all claims, losses, liabilities, damages, obligations, costs and expenses (including attorneys' fees) which the Company may incur in connection with, by reason of or related to the breach by Employee of any of Employee's undertakings or agreements contained in this
Section 10.

     (I) CONSENT TO JURISDICTION. Employee hereby irrevocably submits to the IN PERSONAM jurisdiction of any Connecticut State Court or Federal Court sitting in Connecticut and any appellate court thereof in any action or proceeding arising out of or relating to this Section 10, and Employee hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Connecticut State Court or in such Federal Court. Employee hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding. Employee hereby irrevocably consents to service of process by certified mail at his address set forth on the first page hereof. Employee agrees that a non-appealable final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (J) SEVERABILITY. Employee agrees that the restrictions and limitations established in this Section 10 shall apply and be enforceable to the fullest extent allowed by law and shall under no circumstances be terminated in full in the event that any portion of such limitations or restrictions exceed applicable law. In the event any court of competent jurisdiction determines that any of the provisions hereof exceed any applicable geographical, temporal, or other legal or equitable limitations or restrictions, then such court is hereby authorized and requested to "blue pencil" or otherwise reform the


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applicable limitations and restrictions, and this Agreement shall thereupon be deemed to be reformed, only to the minimum extent necessary to meet such legal or equitable limitations and restrictions. The illegality, invalidity or unenforceability of any term or provision of this Agreement shall have no effect on any other term or provision of this Agreement.

11.  MISCELLANEOUS

     (A) NOTICES. Any notice, request, acknowledgment, consent, or other communication which any party hereto is required or permitted to give to another party shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, or sent by a recognized overnight delivery service, in any such case to the recipient at his or its address first stated above or at such other address of which he or it shall have given the other party or parties due notice hereunder. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered.

     (B) WAIVER. The failure of either party hereto to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or of the future performance of any such term or condition.

     (C) AMENDMENT. This Agreement may not be amended, modified or altered in any manner, except pursuant to the terms of a written instrument signed by each of the parties hereto.

     (D) ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted assigns and successors by operation of law. Neither this Agreement nor any benefits hereunder may be assigned by Employee without the express prior written consent of the Company. This Agreement may be assigned, transferred or conveyed by the Company to a person or entity that acquires all or substantially all of the business of the Company (whether such acquisition is by way of acquisition or assets, acquisition of stock, merger, consolidation or otherwise).

     (E) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving any effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

     (F) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements among the parties, whether written or oral, to the extent related to the subject matter hereof.

     (G) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


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     (H) USAGE. In construing this Agreement, feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural for the singular, and vice versa, in any case in which the context may require. The capitalized terms used in this Agreement shall have the meaning first applied to their first usage in this Agreement unless otherwise indicated.

     (I) ARBITRATION. Other than seeking a temporary restraining order or permanent injunction to enforce your obligations under Section 10 hereof, any and all disputes in connection with this contract or related to or arising out of your employment with the Company shall be submitted to binding arbitration in Hartford, Connecticut before a single arbitrator under the rules of the American Arbitration Association. Any award or judgment by the Arbitrator shall be final and binding upon the parties and may be entered in any court of competition jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on and as of the date first above written:

                                        ZIPLINK, INC.

                                        By:  /s/ Henry Zachs
                                           ------------------------------
                                            Its:

                                            /s/ Christopher W. Jenkins
                                        ---------------------------------
                                        Christopher W. Jenkins


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